Press Release

Novavax Reports Second Quarter 2025 Financial Results and Operational Highlights

•Total revenue of $239 million in the second quarter of 2025
•Received FDA BLA approval for Nuvaxovid™, the only recombinant protein-based, non-mRNA COVID-19 vaccine available in the U.S.; approval triggered $175 million milestone payment from Sanofi
•Completed transition of Nuvaxovid™ commercial leadership in the U.S. to Sanofi for the 2025-2026 COVID-19 vaccination season
•COVID-19-Influenza-Combination and stand-alone influenza vaccine candidates showed robust immune responses in initial cohort of a Phase 3 trial with new T-cell response data in both Novavax vaccine candidates numerically higher than in the comparator Fluzone HD arm
•Updated Full Year 2025 Revenue Framework and Financial Guidance
•Company to host conference call today at 8:30 a.m. ET

GAITHERSBURG, Md., August 6, 2025 – Novavax, Inc. (Nasdaq: NVAX) today announced its financial results and operational highlights for the second quarter ended June 30, 2025.

“This quarter we continued to progress our growth strategy with key achievements including BLA approval for our COVID-19 vaccine, positive data from our COVID-19-Influenza-Combination and stand-alone influenza programs, advancement of our early-stage pipeline, and progression of our partnership strategy,” said John C. Jacobs, President and Chief Executive Officer, Novavax. “We look forward to continuing to build on this foundation into the second half of the year.”

Second Quarter 2025 and Recent Highlights

Strategic Priority #1: Sanofi Partnership

•In May 2025, the U.S. Food and Drug Administration (FDA) approved the Nuvaxovid™ Biologics License Application (BLA) for prevention of COVID-19 in adults 65 years and older and individuals aged 12 through 64 years who have at least one underlying condition that puts them at high risk for severe outcomes from COVID-19.
oBLA approval triggered a $175 million milestone payment from Sanofi.

•Completed transition of Nuvaxovid commercial leadership in the U.S. to Sanofi for the 2025-2026 COVID-19 vaccination season.
•Transfers of marketing authorization to Sanofi for U.S. and European Union (EU) markets are expected in the fourth quarter of 2025 which will trigger an additional $50 million in combined milestones from Sanofi.

Strategic Priority #2: Enhance Existing Partnerships and Leverage our Technology Platform and Pipeline to Forge Additional Partnerships

•In June 2025, the company reported initial cohort data for the Phase 3 trial for its COVID-19-Influenza-Combination (CIC) and stand-alone seasonal influenza vaccine candidates, showing robust immune responses for both candidates. This descriptive data set will help inform a potential future registrational Phase 3 program. Novavax intends to partner these programs and this trial reflects the completion of material investment by Novavax. Discussions are ongoing with potential partners for these late-stage assets.
oNew T-cell response data in both CIC and stand-alone influenza vaccine candidates were numerically higher than the Fluzone HD comparator arm indicating the potential for an increased duration of protection.
•In May 2025, Novavax and Takeda Pharmaceuticals announced significantly improved terms for their partnership to support ongoing commercialization of Nuvaxovid in Japan. Takeda filed for approval of the updated Nuvaxovid vaccine in June and is on track to be on the market for the fall respiratory season in Japan.
•R21/Matrix-M®, a malaria vaccine developed in partnership with Serum Institute of India and Oxford University, continued to make meaningful progress in addressing the urgent and unmet needs of malaria-endemic regions with 20 million doses sold since launch in mid-2024.
•In the first quarter of 2025, Novavax announced material transfer agreements with three pharmaceutical companies to explore the utility of Matrix-M in their portfolios. These arrangements have led to discussions with potential business partners to develop new vaccines and improve existing vaccines.

Strategic Priority #3: Advance our Technology Platform and Early-stage Pipeline

•In July 2025, the Company announced preclinical data demonstrating that Novavax’s H5N1 avian pandemic influenza vaccine candidate induced robust immune responses by either single or two-dose intranasal or intramuscular administration in primed non-human primates. The results were published in Nature Communications.

•Continued advancement of early-stage preclinical research for H5N1 avian pandemic influenza, respiratory syncytial virus combinations, varicella-zoster virus (shingles) and Clostridioides difficile colitis vaccine candidates.
•Generated preliminary positive data using Matrix-M with an oncology vaccine candidate with potential future application across several tumor types.
•Continued work on new potential Matrix formulations intended to improve upon and expand the utility of Matrix-M.

Second Quarter 2025 Revenue

$ in millions	Q2 2025	Q2 2024	Change	%
Nuvaxovid Sales [1]	($2)	$20	($22)	NM
Supply Sales [2]	13	3	10	NM
Product Sales	11	23	(12)	(52)%

Sanofi [3]	199	393	(194)	(49)%
Takeda	27	0	27	NM
Other Partners [4]	2	0	2	NM
Licensing, Royalties and Other Revenue	229	393	(164)	(42)%

Total Revenue	$239	$415	($176)	(42)%

Notes
1.Nuvaxovid Sales reflects product sales where Novavax is the commercial market lead and records revenue related to the sales and distribution of our COVID-19 vaccine.
2.Supply Sales includes sales of finished product, adjuvant and other supplies from Novavax to our license partners.
3.Sanofi includes revenue recognized under our license agreement including upfront payments, milestones, royalties and transition services reimbursement.
4.Other Partners include upfronts, royalties and milestone revenue under our licensing agreements including Serum Institute and SK bioscience.

Second Quarter 2025 Financial Results

•Total revenue for the second quarter of 2025 was $239 million, compared to $415 million in the same period in 2024. Licensing, Royalties and Other Revenue of $229 million in the second quarter of 2025 includes a $175 million milestone earned related to the Nuvaxovid BLA approval.

•Cost of sales for the second quarter of 2025 was $15 million, compared to $46 million in the same period in 2024.

•Research and development (R&D) expenses for the second quarter of 2025 were $79 million, compared to $107 million in the same period in 2024. The decrease was primarily due to reductions in overall expenditures related to COVID-19 vaccine development and the elimination of the related commercial manufacturing network infrastructure.

•Selling, general and administrative (SG&A) expenses for the second quarter of 2025 were $44 million, compared to $101 million for the same period in 2024. The 57% decrease was primarily due to the transition of lead commercial activities to Sanofi and the elimination of commercial infrastructure plus ongoing general administrative cost reduction efforts.

•Net income for the second quarter of 2025 was $107 million, compared to net income of $162 million in the same period in 2024.

•Cash, cash equivalents, marketable securities and restricted cash (Cash) were $628 million as of June 30, 2025, compared to $938 million as of December 31, 2024. Receipt of the $175 million milestone earned in the second quarter of 2025 related to the Nuvaxovid BLA approval is expected in the third quarter of 2025.

Financial Framework

Nuvaxovid Postmarketing Commitment Study

As previously announced, in May 2025, our BLA for Nuvaxovid received U.S. FDA approval and with that approval came an FDA request to complete a postmarketing commitment (PMC) study. The PMC is anticipated to occur during 2025 and 2026 and cost between $70 million to $90 million to complete. Novavax will conduct this study on behalf of Sanofi and Novavax will be reimbursed approximately $55 million (at midpoint) or 70% of total costs. The Novavax cost share of approximately $25 million (at midpoint) has been absorbed within the Company’s existing combined R&D and SG&A expense targets and is capped under the agreement at the currently agreed upon costs estimates.

For Full Year 2025, this is expected to result in a $20 million increase to Adjusted Licensing, Royalties and Other Revenue, where Novavax records partner cost reimbursement as revenue, and an equal $20 million increase to combined R&D and SG&A expenses.

Full Year 2025 Financial Guidance

Novavax provides updated Full Year 2025 Financial Guidance for combined R&D and SG&A expenses and currently expects to achieve the following results:

$ in millions	Full Year 2025 (as of August 6, 2025)	Full Year 2025 (as of May 8, 2025)
Combined R&D and SG&A Expenses	$495 - $545	$475 - $525

Full Year 2025 Revenue Framework

Novavax transitioned lead commercial responsibility of Nuvaxovid beginning with the 2025-2026 COVID-19 vaccination season to Sanofi for select markets. Since Novavax is reliant on Sanofi’s sales forecasts for certain revenue components, these are not included in the Full Year 2025 Revenue Framework. For 2025, Novavax currently expects to achieve Adjusted Total Revenue1 of between $1,000 million and $1,050 million.

$ in millions	Full Year 2025 (as of August 6, 2025)	Full Year 2025 (as of May 8, 2025)
Sanofi Supply Sales	No guidance	No guidance
Sanofi Royalties	No guidance	No guidance
Sanofi Influenza-COVID-19 Combination and Matrix-M Milestones	No guidance	No guidance

Nuvaxovid Product Sales[2]	$610	$610
Adjusted Supply Sales[3]	$25 - $40	$20 - $35
Adjusted Licensing, Royalties and Other Revenue [4,5,6,7]	$365 - $400	$345 - $380
Adjusted Total Revenue[1]	$1,000 - $1,050	$975 - $1,025

1.Adjusted Total Revenue is a non-GAAP financial measure. Adjusted Total Revenue is total revenue excluding Sanofi Supply Sales, Sanofi Royalties and Sanofi Influenza-COVID-19 Combination and Matrix-M related Milestones. See “Non-GAAP Financial Measures” below.
2.Nuvaxovid Product Sales of $610 million include $603 million in revenue recognized in the first quarter of 2025 from the termination of the Canada and New Zealand Advance Purchase Agreements, plus sales by Novavax in the U.S. and select markets outside the U.S.

3.$25 million to $40 million in Adjusted Supply Sales associated with collaborations with the Serum Institute on R21/Matrix-M and collaboration partners for COVID-19 vaccine, including Serum, SK bioscience and Takeda. Beginning in 2025, Supply Sales are included in Product Sales.
4.Adjusted Licensing, Royalties and Other Revenue is a non-GAAP financial measure, Adjusted Licensing, Royalties and Other Revenue is Licensing, Royalties and Other Revenue excluding Sanofi Royalties and Sanofi Influenza-COVID-19 Combination and Matrix-M related milestones. See “Non-GAAP Financial Measures” below. Adjusted Licensing, Royalties and Other Revenue includes $225 million in U.S. BLA & Marketing Authorizations Milestones. Novavax earned a $175 million milestone upon the approval of the COVID-19 U.S. BLA in May 2025 and is eligible to receive two separate $25 million milestone payments upon the transfer to Sanofi of the Marketing Authorizations for the U.S. and EU markets, respectively.
5.$45 million to $70 million in R&D Reimbursement. Under the Sanofi co-exclusive licensing agreement (CLA), Novavax is eligible to receive reimbursement for costs incurred related to select R&D and technology transfer activities during the transition performance period that is expected to run through the end of 2026 and beginning in Q3 2025, the reimbursement of a share of costs associated with the Nuvaxovid PMC is expected in 2025 and 2026.
6.$35 million to $45 million in Other Partner related revenue including royalties and milestones from the Serum Institute on R21/Matrix-M and collaboration partners for COVID-19 vaccine, including Serum, SK bioscience and Takeda.
7.$60 million amortization related to the $500 million Upfront Payment and the $50 million Database Lock Milestone from Sanofi. Revenue recognition will occur over the performance period through 2026. During 2024, a combined amortization of $440 million was recorded, and $60 million and $50 million are expected for 2025 and 2026, respectively. All remaining milestone payments under the Sanofi CLA will be recorded to revenue in the periods when earned.

Components of Revenue excluded from the Full Year 2025 Revenue Framework are described below.

Sanofi Supply Sales
•Novavax will sell Nuvaxovid commercial supply to Sanofi for the 2025-2026 COVID-19 vaccination season and the reimbursement for this supply will be recorded as product sales.

Sanofi Royalties
•Sanofi will initiate lead commercial responsibility for the 2025-2026 COVID-19 vaccination season in select markets, including the U.S. Novavax is eligible to receive royalties in the high teens to low twenties percent on Sanofi sales.

Sanofi Influenza-COVID-19 Combination and Matrix-M Related Milestones
•Novavax is eligible to receive up to $350 million in Phase 3 development and commercial launch milestone payments associated with Sanofi Influenza-COVID-19 combination products. For each new vaccine using Matrix-M, Novavax is eligible to receive up to $200 million in launch and sales milestones and mid-single digit sales royalties for 20 years.

Conference Call
Novavax will host its quarterly conference call today at 8:30 a.m. ET. To join the call without operator assistance, you may register and enter your phone number at https://registrations.events/easyconnect/3041984/recE0Ly7A6BeDtdQY/ to receive an instant automated call back. You may also dial direct to be entered to the call by an operator. The dial-in numbers for the conference call are (888) 880-3330 (Domestic) or (+1) (646) 357-8766 (International). Participants will be prompted to request to join the Novavax, Inc. call. A replay of the conference call will be available starting at 11:30 a.m. ET on August 6, 2025, until 11:59 p.m. ET on August 13, 2025. To access the replay by telephone, dial (800) 770-2030 (Domestic) or (+1) (609) 800-9909 (International) and use passcode 3041984#.

A webcast of the conference call can also be accessed on the Novavax website at ir.novavax.com/events. A replay of the webcast will be available on the Novavax website until September 5, 2025.

About Novavax
Novavax, Inc. (Nasdaq: NVAX) tackles some of the world’s most pressing health challenges with its scientific expertise in vaccines and its proven technology platform, including protein-based nanoparticles and its Matrix-M adjuvant. The Company’s growth strategy seeks to optimize its existing partnerships and expand access to its proven technology platform via R&D innovation, organic portfolio expansion in infectious disease and beyond, and forging new partnerships and collaborations with other companies. Please visit novavax.com and LinkedIn for more information.

Non-GAAP Financial Measures
The Company presents the following non-GAAP financial measures in this press release: Adjusted Total Revenue and Adjusted Licensing, Royalties and Other Revenue. Non-GAAP financial measures refer to financial information adjusted from financial measures prepared in accordance with accounting principles generally accepted in the United States (GAAP). The Company believes that the presentation of these adjusted financial measures is useful to investors as they provide additional information on comparisons between periods by including certain items that affect overall comparability. The Company uses these non-GAAP financial measures for business planning purposes and to consider underlying trends of its business. Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. Our use of non-GAAP financial measures may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures. The Company is unable to reconcile these forward-looking non-GAAP financial measures to the most directly comparable GAAP measures without unreasonable effort because the Company is reliant on Sanofi sales forecasts for certain revenue categories, which are not available.

Forward-Looking Statements
This press release contains forward-looking statements relating to the future of Novavax, its mission; its corporate strategy and operating plans, objectives and prospects; its value drivers and strategic priorities, its partnerships, including expectations with respect to potential royalties, milestones, and cost reimbursement, and plans for additional potential partnering activities; its expectations regarding manufacturing capacity, timing, production and delivery for its COVID-19 vaccine; the transition of the lead responsibility for commercialization of Novavax’s COVID-19 vaccine to Sanofi beginning with the 2025-2026 vaccination season; the development of Novavax’s clinical and preclinical product candidates and pipeline advancement opportunities, including with respect to new Matrix formulations; the conduct, timing and potential results from clinical trials and other preclinical and postmarketing studies; scope, expectations as to the timing and outcome of future and pending regulatory filings and actions; the conduct of our postmarketing commitment (“PMC”) study requested by the U.S. FDA following the U.S. FDA’s approval of the BLA for our COVID-19 Vaccine and the expected costs and timing associated with the PMC study; full year 2025 financial guidance and revenue framework; negotiations regarding Novavax’s existing advance purchase agreements; and Novavax’s future financial or business performance. Novavax cautions that these forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, challenges or delays in obtaining regulatory authorization or approval for its COVID-19 vaccine, including for future COVID-19 variant strain changes, its CIC vaccine candidate, its stand-alone influenza vaccine candidate or other product candidates; Novavax’s ability to successfully and timely manufacture, market, distribute, or deliver its COVID-19 vaccine; challenges related to Novavax’s partnership with Sanofi, including collaboration on the Nuvaxovid PMC, and in pursuing additional partnership opportunities; challenges satisfying, alone or together with partners, various safety, efficacy, and product characterization requirements, including those related to process qualification, assay validation and stability testing, necessary to satisfy applicable regulatory authorities; challenges or delays in conducting clinical trials or studies for its product candidates, including the Nuvaxovid PMC; manufacturing, distribution or export delays or challenges; Novavax’s substantial dependence on SII and Serum Life Sciences Limited for co-formulation and filling Novavax’s COVID-19 vaccine and the impact of any delays or disruptions in their operations; difficulty obtaining scarce raw materials and supplies including for its proprietary adjuvant; resource constraints, including human capital and manufacturing capacity; constraints on Novavax’s ability to pursue planned regulatory pathways, alone or with partners; challenges in implementing its global restructuring and cost reduction plan; Novavax’s ability to timely deliver doses; challenges in obtaining commercial adoption and market acceptance of its COVID-19 vaccine or any COVID-19 variant strain containing formulation, or for its CIC vaccine candidate and stand-alone influenza vaccine candidate or other product candidates; challenges meeting contractual requirements under agreements with multiple commercial, governmental, and other entities, including requirements to deliver doses that may require Novavax to refund portions of upfront and other payments previously received or result in reduced future payments pursuant to such agreements and challenges in negotiating, amending or terminating such agreements; challenges related to the seasonality of vaccinations against COVID-19 or influenza; challenges and uncertainty related to regulatory development; challenges related to the demand for vaccinations against COVID-19 or influenza; challenges in identifying and successfully pursuing innovation expansion opportunities, including with respect to Novavax’s Matrix-M adjuvant; Novavax’s expectations as to expenses and cash needs may prove not to be correct for reasons such as changes in plans or actual events being different than its assumptions; and those other risk factors identified in the “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections of Novavax's Annual Report on Form 10-K for the year ended December 31, 2024, and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission (SEC). We caution investors not to place considerable reliance on forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at www.sec.gov and www.novavax.com, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and we undertake no obligation to update or revise any of the statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

NOVAVAX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share information)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
	(unaudited)		(unaudited)

Revenue:
Product sales	$10,724	$22,588	$632,402	$112,424
Licensing, royalties and other	228.516	392,896	273,493	396,915
Total revenue	239,240	415,484	905,895	509,339
Expenses:
Cost of sales	15,325	46,242	29,439	105,451
Research and development	79,233	106,946	168,170	199,625
Selling, general and administrative	43,612	101,298	91,702	188,096
Total expenses	138,170	254,486	289,311	493,172
Income from operations	101,070	160,998	616,584	16,167
(5,518)		(4,143)	(11,241)	(8,254)
Other income, net	11,902	7,731	21,957	11,385
Income before income tax expense	107,454	164,586	627,300	19,298
Income tax expense	946	2,205	2,146	4,467
Net income	$106,508	$162,381	$625,154	$14,831

Net income per share:
Basic	$0.66	$1.09	$3.87	$0.10
Diluted	$0.62	$0.99	$3.55	$0.10
Weighted average number of common shares outstanding:
Basic	162,019	148,379	161,536	144,147
Diluted	177,215	165,855	177,410	145,121

SELECTED CONSOLIDATED BALANCE SHEET DATA
(in thousands)

	June 30, 2025	December 31, 2024
	(unaudited)

Cash and cash equivalents	$253,744	$530,230
Marketable securities	358,560	392,888
Total restricted cash	15,238	15,062
Total current assets	919,512	1,128,942
Working capital	530,374	(25,474)
Total assets	1,336,549	1,560,418
Convertible notes payable	170,568	169,684
Total stockholders’ equity (deficit)	37,625	(623,841)

Contacts:

Investors
Luis Sanay, CFA
240-268-2022
ir@novavax.com

Media
Giovanna Chandler
844-264-8571
media@novavax.com